EXHIBIT 99.1
Question and Answer Portion of the
National Penn Bancshares, Inc. Second Quarter 2009
Earnings Conference
Thursday, July 23, 2009 – 1:00 p.m. ET

Glenn E. Moyer; National Penn Bancshares; President & CEO
Scott V. Fainor, National Penn Bancshares; SEVP & COO
Michael R. Reinhard; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Glenn Moyer:  This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

Michelle Debkowski:  Thank you, Glenn. We’ve had several questions presented during the webcast, some of which I believe, we have answered during the webcast. Scott, I’ll begin with you with the additional questions we received. Based on what you’re seeing on the watch list, etc., what kind of specific guidance can you give us with respect to the third quarter loan loss provision expense? Do you expect it to decline significantly?

Scott Fainor:  Thank you, Michelle. Based on the expanded credit quality information we shared in today’s webcast, we expect our third quarter loan loss provision to be flat to slightly down.

Michelle Debkowski:  Glenn, a question for you. This individual says, “I would like to commend management on the amount of new capital raised and would like to know if and when a repayment of TARP funds is planned. Also, does this affect your thinking on raising capital?”

Glenn Moyer:  That I think is a combination of two questions. First of all, let’s look at the question – “Do you plan to pay back TARP?” Yes. When it makes sense to do so. Currently, it is very helpful regulatory capital that has a known, fixed cost, and our regulatory status is, has been, and always is, important to us. Now on the question of “Does it affect your thinking on raising capital?” It certainly is part of our regular evaluation and consideration, but it is not an overwhelming priority currently.

Michelle Debkowski:  Glenn, when do you plan to increase dividends?

Glenn Moyer:  We evaluate this quarterly and our board takes that evaluation very seriously. Our current focus is on capital retention and accumulation, and we expect to remain focused on that until we see a meaningful economic recovery.

Michelle Debkowski:  Mike, what are your expectations for the net interest margin going forward, and how much more benefit can there be from CD repricing?

Mike Reinhard:  We expect continued improvement in funding costs, but also continuing drag due to non-performing assets. We would expect a reduction in our third quarter funding costs, similar to the second quarter.

Michelle Debkowski:  Thank you, Mike. Scott, what are you seeing in the commercial real estate arena? Are there any signs that things are holding up better in Boyertown versus other areas of the country?

Scott Fainor:  As represented on slide twelve in our webcast, southeastern Pennsylvania continues to show further deterioration than the other regions of our company.

Michelle Debkowski:  What do early stage delinquencies look like for your various portfolios?

Scott Fainor:  Delinquencies at June 30th, with loans not on non-accrual were 47 basis points. This is stable with previous quarters.

Michelle Debkowski:  Thank you. Glenn, is it prudent to pay out a $0.05 per share dividend when you lost $0.11 per share this quarter? This questioner wants to know.

Glenn Moyer:  That’s a reasonable question. Our board discusses the level of appropriate cash dividends to pay on a quarterly basis. We will look at this certainly as each evaluation period occurs. Our next evaluation will be at our October board meeting.

Michelle Debkowski:  Thank you.  Mike, what is the bank's efficiency ratio?
Mike Reinhard:  Our second quarter efficiency ratio was 61.0% based on core earnings as defined.

Michelle Debkowski:  Thank you. Glenn, with these continuing large losses, would it be prudent to reduce the salaries of senior management?

Glenn Moyer:  Executive management salaries were not increased during 2008 and 2009, and no annual cash bonuses were paid at the end of 2008. While we focus on having our overall compensation be market-competitive and peer-comparative, our board’s compensation committee establishes executive compensation levels and periodically reviews these levels. I expect that they will certainly continue that practice as we move forward.

Michelle Debkowski:  Thank you. Mike, what was the blended interest rate of the borrowings that you elected to retire?

Mike Reinhard:  We prepaid two separate debt instruments during the second quarter and they had a weighted average interest rate of 3.62%.

Michelle Debkowski:  Scott, I have several questions for you. What were the 30 to 89 day delinquencies at June 30th?

Scott Fainor:  Michelle, thank you. The 30 and 89 day delinquencies at June 30th were 47 basis points, down slightly from 49 basis points at March 31, 2009.

Michelle Debkowski:  Okay. How does the sentiment of your residential developer customers compare to recent quarters, and are you seeing any disturbing trends with regard to CRE?

Scott Fainor:  Our residential developer and commercial real estate customers and the loans within those categories, as we stated in the webcast, deteriorated in the second quarter. Our customers, as our banking teams are interacting with them every day, are watching home values, they’re watching the home supply, and they’re watching unemployment levels which will remain the key factors towards our economy’s stabilization in the regions that we serve.

Michelle Debkowski:  Thank you, Scott.  What are the three largest NPLs [non-performing loans]?

 Scott Fainor:  We are dealing with a larger group of construction credits than we had in the first quarter of 2009, and we’ve increased the staffing levels as stated in the webcast today to deal with the workout loans. Those three credits are: one commercial land developer, $9.7 million; one manufacturer of consumer goods, $9.2 million; and one residential land developer, $6.4 million.

Michelle Debkowski:  Then, are you proactively dealing with a large group of construction credits this quarter and reducing the size of the potential problem loan list?

Scott Fainor:  As stated, we are continuing to deal with a larger group of these construction credits in this quarter versus the first quarter, but we’re intensifying and growing our workout staff and our relationship teams are focusing on bringing those credits into the groups to try to work those problems through to conclusion and out of the NPA [non-performing assets] status.

Michelle Debkowski:  Glenn, do you expect to bring the coverage ratio back above 100% or are you comfortable at the current level?

Glenn Moyer:  Michelle, our focus certainly is going to be to get it back to that above 100% level. We are hopeful that we’ll be able to do that over the next several quarters.

Michelle Debkowski:  Mike, should we expect continued flattish balance sheet growth?

Mike Reinhard:  We expect third quarter balance sheet growth similar to the second quarter.

Michelle Debkowski:  Mike, have you written down any goodwill and under what circumstance would you?

Mike Reinhard:  We currently have not written down any goodwill.  This is based on our goodwill impairment testing which we recently performed during the second quarter, which indicated no impairment at this time. Now, in the future, if the goodwill and intangibles impairment testings per GAAP [generally accepted accounting principles] indicate that we have impairments, then we would need to take an impairment charge at that time.

Michelle Debkowski:  Glenn, what is your target tangible common equity ratio?

Glenn Moyer:  We are strategically focused on being at or above our peer average in our TCE to TA [tangible common equity to tangible assets] ratio by December 31, 2010. We believe that average may be in the 6% or slightly higher range. We will work toward that range as we move forward in 2009 and 2010.

Michelle Debkowski:  Mike, what is the diluted share count going to?

Mike Reinhard:  Absent any future common equity raise, total diluted shares are and will be in the 96 million to 97 million share range.

Michelle Debkowski:  Okay. Mike, what would drive future losses on the securities with OTTI [other-than-temporary-impairment]?

Mike Reinhard:  Simply put, further credit related deterioration within the individual credits within the portfolio.

Michelle Debkowski:  Scott, what is driving construction loan growth? This person says, “I’m somewhat surprised to see that at this stage of the cycle.”

Scott Fainor:  Actually, our construction development in the commercial real estate sector is down. The construction development that I believe the question is posed to, is in our commercial and industrial owner-occupied area and there were several small projects that are being brought to completion within the Lehigh Valley and the western regions of our company.

Michelle Debkowski:  Glenn, what is driving the improvement in wealth management business this quarter, and is it sustainable?

Glenn Moyer:  Certainly, there has been some improvement in the market values of equities and, of course, when you earn a number of basis points on the account value, that rise provides a benefit. Also though, there would be acquisition of new clients due to some competitor market disruption. We have benefited from that. Our people have done a good job of welcoming some new clients. Also, our investment performance over the longer term has been pretty strong, and that is being recognized and rewarded. So we do believe that most of that increase is sustainable.

Michelle Debkowski:  Glenn, what is your appetite for future capital raises?

Glenn Moyer:  We are open to capital raises that make sense for our longer term investors. Having said that, our regulatory capital levels are strong and increased further during the quarter.

Michelle Debkowski:  Scott, a couple of questions for you. Has loan pricing improved regarding C&I [commercial and industrial] lending?

Scott Fainor:  Yes. The spreads on our loan pricing have improved and the floors that we’re putting into our lines of credit continue to help improve that loan pricing.

Michelle Debkowski:  Could you please discuss the local housing market? Are people afraid to put their homes on the market because of declines in residential real estate?

Scott Fainor:  We believe that the home market remains soft and it’s due to declining values. However, in certain areas of the markets we serve, we see that homes are still being placed on the market - just at lower values.

Michelle Debkowski:  Mike, what is the jump in the held-to-maturity securities?

Mike Reinhard:  The largest portion of the change is that we moved approximately $250 million of municipal bonds that are used for Pennsylvania deposit pledging purposes to held-to-maturity from available-for-sale. The remainder of the change represents new investments that were classified as held-to-maturity.

Michelle Debkowski:  Okay. Mike, a couple more questions for you regarding the expense reduction initiative. Will 6.5% reduction be achieved over the next four quarters or by the end of 2009?

Mike Reinhard:  The initiatives will be implemented in the third and fourth quarters, but the full year impact will hit us in 2010.

Michelle Debkowski:  How much of the TARP proceeds are held at the holding company versus how much have been down-streamed to the bank?

Mike Reinhard:  Of the $150 million of TARP funds, $100 million was down-streamed to the bank.

Michelle Debkowski:  Do you have any trust preferreds that you could convert into common equity? If so, how much and what are your thoughts on doing that?

Mike Reinhard:  We do have trust preferreds that could possibly be converted to common equity. Just generally speaking, every potential source of common equity is under consideration at this time.

Michelle Debkowski:  Thank you, and Glenn, would you be able to repay TARP without doing a common equity raise?

Glenn Moyer:  Probably not currently, nor would we want to. Over time, assuming we get back to a more normal level of earnings, which we’re working hard to do, we could get to that point by building capital through increased retained earnings.

Michelle Debkowski:  Glenn, two final questions for you. With the five new workout hires, does this means we should expect NCOs [net charge-offs] and write-downs to increase at an accelerating pace as National Penn aggressively deals with problem credits?

Glenn Moyer:  No.  I think it should accelerate a resoluton of non-performing assets.

Michelle Debkowski:  Okay, and final question, thoughts on Pedro Martinez becoming a Philly? Isn’t he washed up?

Glenn Moyer:  Well, we always have to wrap up with something like this, which is great. My sense is that this may be coming from someone in the State of New York. We’ll see how this plays out. I’d simply note the wonderful magic that joining the Phillies can have on those in the later stages of their careers. Think Jamie Moyer. October’s coming and we’ll be looking for a Phillies repeat.

Michelle Debkowski:  Thank you very much. This concludes our presentation and we thank you for joining us.

END